Exhibit 24
Power of Attorney

Each director and/or officer of The Laclede Group, Inc. whose signature appears below appoints D. H. Yaeger, M. D. Waltermire, M. C. Darrell and M. C. Kullman and each of them severally, his or her true and lawful attorney-in-fact and agent to execute in his or her name, place and stead, in any and all capacities, any and all amendments (including post-effective amendments) to the registration statement on Form S-8, Registration No. 333-01432 for Employees’ Profit Sharing and Salary Deferral Plan of SM&P Utility Resources Inc. and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes, as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them may lawfully do or cause to be done by virtue hereof.
SIGNATURES
Name	Title	Date

/s/D. H.Yaeger	Chairman, President, Chief Executive Officer and director	July 31, 2008
(D. H. Yaeger)

/s/M. D. Waltermire	Chief Financial Officer	July 31, 2008
(M. D. Waltermire)

/s/A. W. Donald	Director	July 31, 2008
(A. W. Donald)

/s/ E. L. Glotzbach	Director	July 31, 2008
(E. L. Glotzbach)

/s/A. V. Leness	Director	July 31, 2008
(A. V. Leness)

/s/W. S. Maritz	Director	July 31, 2008
(W. S. Maritz)

/s/W. E. Nasser	Director	July 31, 2008
(W. E. Nasser)

/s/B. D. Newberry	Director	July 31, 2008
(B. D. Newberry)

/s/J. P. Stupp, Jr.	Director	July 31, 2008
(J. P. Stupp, Jr.)

/s/M. A. Van Lokeren	Director	July 31, 2008
(M. A. Van Lokeren)